EXHIBIT 99

DIME COMMUNITY BANCSHARES REPORTS EARNINGS FOR THE QUARTER AND FISCAL YEAR ENDED DECEMBER 31, 2009

Diluted EPS of $0.24 for the 4th Quarter;  Net Interest Margin Up 37 Basis Points in Most Recent Quarter

Brooklyn, NY – January 26, 2010 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company"), the parent company of The Dime Savings Bank of Williamsburgh ("Dime"), today reported consolidated net income of $8.1 million, or 24 cents per diluted share, for the quarter ended December 31, 2009, compared to $8.3 million, or 25 cents per diluted share, for the quarter ended September 30, 2009 and $5.3 million, or 16 cents per diluted share, for the quarter ended December 31, 2008.

FOURTH QUARTER 2009 HIGHLIGHTS

•	Net interest margin was 3.48%, up from 3.11% in the September 2009 quarter. The average cost of deposits declined 22 basis points to 1.39% from 1.61% during the September 2009 quarter.
•	Non-performing assets fell from 0.41% of total assets at September 30, 2009 to 0.32% of total assets.
•	Total loan credit costs were $6.4 million, comprised of a $4.5 million provision for loan losses and a $1.9 million provision for losses on loans sold with recourse.
•	The allowance for loan loss reserve increased to 0.63% of total loans from 0.61% at September 30, 2009.
•	The allowance for loan losses stood at 190.4% of non-performing loans at December 31, 2009 compared to 143.1% at September 30, 2009.
•	Loans delinquent between 30 and 89 days increased to $29.5 million at December 31, 2009 compared to $11.3 million at September 30, 2009.
•
Total assets increased by $44.5 million to $3.95 billion at December 31, 2009, as the Company grew its real estate loan portfolio by $89.6 million through a combination of loan originations and purchases.

•	The Company's consolidated ratio of tangible capital to tangible assets grew to 6.26% at December 31, 2009 from 6.23% at September 30, 2009.
•
Real estate loan originations were $122.3 million, below the $147.1 million level in the September 2009 quarter.  The Company supplemented these originations with purchases of $45.4 million of seasoned underlying mortgages on cooperative apartment buildings.

•	The Company prepaid $14.3 million of FDIC assessments on December 31, 2009, representing estimated FDIC assessments through December 31, 2012.

The Company’s earnings for the quarter ended December 31, 2009 reflected an after-tax other-than-temporary impairment ("OTTI") charge of approximately $786,000 on two pooled bank trust preferred securities, as well as an after-tax gain of $318,000 on the re-acquisition of a portion of its corporate debt and an after-tax charge of $123,000 on the write-down of other real estate owned properties. The Company’s earnings for the quarter ended September 30, 2009 reflected an after-tax OTTI charge of approximately $305,000, as well as an after-tax charge of $277,000 related to the prepayment of a portion of Dime's Federal Home Loan Bank of New York borrowings.  Earnings for the quarter ended December 31, 2008 reflected an after-tax OTTI charge of $1.7 million on two pooled bank trust preferred securities.

FISCAL YEAR CORE EARNINGS PER SHARE OF $0.92

For the year ended December 31, 2009, the Company's earnings were $26.2 million, or $0.79 per diluted share, compared to $28.0 million, or $0.85 per diluted share, during the year ended December 31, 2008.  Core earnings were $30.5 million, or $0.92 per diluted share during the year ended December 31, 2009, compared to $29.3 million, or $0.89 per share, during the year ended December 31, 2008.  Core earnings for the year ended December 31, 2009 excluded $4.3 million of credit-related OTTI charges on investment securities, an after-tax charge of $394,000 related to the prepayment of borrowings, and an aggregate after-tax charge of $181,000 on the disposal or writedown of other real estate owned.  Core earnings for the year ended December 31, 2009 also excluded aggregate after-tax income of $590,000 resulting from gains on the sale of investment securities and the early re-acquisition of a portion of the Company’s corporate debt at a discount.  Core earnings for the year ended December 31, 2008 excluded an after-tax OTTI charge of $1.7 million on investment securities, non-recurring income tax benefits of $510,000 and an after tax loss of approximately $70,000 on the sale of two foreclosed properties.

According to Vincent F. Palagiano, Chairman and Chief Executive Officer of the Company, "While credit costs hit their highest level of the year during the fourth quarter, the Company continued to benefit from growth in its net interest margin resulting from the current interest rate environment offering low deposit costs and cyclically high spreads between loan origination rates and benchmark Treasury rates.  Charge-offs came in slightly below their September 2009 quarterly level, and primarily reflected the write-down of a group of loans to one borrower.  The Company continues to have one of the best performing balance sheets in the industry in terms of asset quality, with non-performing assets representing just 0.32% of total assets at December 31, 2009.  Dime also took advantage of favorable lending conditions, excess liquidity and an attractive loan purchase opportunity to grow its real estate loans and total assets during the most recent quarter.  On  January 21, 2010, the Company was pleased to declare its 51st consecutive quarterly dividend, $0.14 per share.  As we close another eventful year, we continue to manage our balance sheet in preparation for the likelihood of higher interest rates, as well as continued stress on the New York City real estate market, and more restrictive banking regulation.  Nevertheless, we believe the Company is on solid financial footing.  I want to thank all of Dime’s employees for their efforts in making this year successful."

Dime's net interest margin increased substantially during the quarter ended December 31, 2009, due to both a decline of 22 basis points in the average cost of deposits [primarily due to the favorable repricing of certificates of deposit ("CDs") during the second half of 2009], coupled with the utilization of a substantial portion of approximately $200 million in liquid cash balances that were being held at a negative spread to funding costs.  In the second half of 2009, Dime utilized a great majority of these funds to repay maturing borrowings and replace deposit outflows.

Prepayment fees remained modest, reflecting continued moderation in the pace of refinancing from the Bank's portfolio.

Commercial Real Estate and Dime's Business Model

The term "commercial real estate" ("CRE") encompasses a wide variety of collateral types.  Dime's loan portfolio is collateralized primarily by multifamily apartment buildings in New York City, widely thought to be the least risky type of CRE.  Further, significant portions of these multifamily apartment buildings are subject to rent regulation.  In New York City, where residential vacancy rates are low and there is limited available space to construct new buildings, rent regulation has had the affect of keeping regulated apartment rents below market rates.  It is this factor that enhances the intrinsic value of Dime's already low-risk collateral, and, management believes, is the primary reason for the Company's low level of non-performing assets compared to the wider generic asset class designated as CRE.

NET INTEREST INCOME

Net interest income was $32.1 million during the December 2009 quarter, up $3.1 million from the September 2009 quarter.  A decline of 22 basis points in the average cost of deposits, coupled with an increase of 15 basis points in the average yield on assets, generated the increase in the linked quarter net interest income.  The resulting 37 basis point increase in net interest margin from 3.11% during the three months ended September 30, 2009 to 3.48% during the three months ended December 31, 2009, benefited from the previously mentioned allocation of a portion of liquid cash balances that were carried at a negative spread to funding costs during the first six months of 2009.

Mr. Palagiano commented, "Our short-term balance sheet strategy shifted late in 2008 toward liquidity and capital preservation, resulting in the decision to curb asset growth during 2009. Deposit inflows that occurred in late 2008 and early 2009, as our focus was shifting, were retained in highly liquid funds, which helped provide considerable flexibility in managing our funding costs downward during 2009."

Net interest income exceeded the December 2008 quarterly level by $8.3 million, driven by growth of $56 million in average interest earning assets and an increase in the net interest margin of 86 basis points from the quarter ended December 31, 2008 to the quarter ended December 31, 2009.  The growth in average interest earning assets reflected significant loan origination volume and asset growth during 2008 which contributed to higher average asset balances during the year ended December 31, 2009, while the increase in the net interest margin reflected a decline of 130 basis points in the average cost of deposits during the December 2009 quarter compared to the December 2008 quarter.

PROVISION/ALLOWANCE FOR LOAN LOSSES AND PROBLEM PORTFOLIO LOANS

Non-performing loans were $11.3 million at December 31, 2009 compared to $14.2 million at September 30, 2009 and $7.4 million at December 31, 2008.  As a percentage of total loans, non-performing loans totaled 0.33% at December 31, 2009, compared to 0.43% at September 30, 2009 and 0.22% at December 31, 2008.  While non-performing loans declined during the most recent quarter, loans delinquent between 30 and 89 days increased to $29.5 million as of December 31, 2009 from $11.3 million at September 30, 2009.  Loans delinquent between 30 and 89 days totaled $5.1 million at December 31, 2008.

The quarterly review of the adequacy of the allowance for loan losses, which covers both performing and non-performing loans, led the Company to record a $4.5 million provision to its allowance for loan losses during the quarter ended December 31, 2009, compared to $3.8 million during the quarter ended September 30, 2009.  Provisions totaled $1.0 million during the quarter ended December 31, 2008.  Charge-offs recorded on problem loans totaled $3.0 million during the December 2009 quarter, compared to $3.6 million in the September 2009 quarter and $350,000 in the December 2008 quarter. Approximately 3/4ths of the charge-offs recognized during the most recent quarter related to a write down to the current appraised collateral value on loans outstanding to one borrower.

Mr. Palagiano stated, “During the most recent quarter, we continued to recognize likely potential losses on problem loans in a timely manner, and to sell off both problem loan notes and/or foreclosed real estate.  These efforts resulted in a decline in the ratio of non-performing assets to just 32 basis points of total assets at December 31, 2009.”

The timing and severity of charge-offs is unpredictable.  At December 31, 2009, the allowance for loan losses was $21.5 million, or 190% of non-performing loans.

NON-INTEREST INCOME

OTTI, Gain (Loss) on the Re-Acquisition of a Portion of Corporate Debt and Sale of Other Assets.

During the quarter ended December 31, 2009, the pre-tax credit component of OTTI charges totaled $1.4 million, compared to $556,000 during the previous linked quarter.  At December 31, 2009, six of Dime's eight trust preferred securities were deemed to meet the criteria for OTTI.  The increase in the credit component of OTTI reflected additional payment deferrals during the December 2009 quarter within the collateral pool underlying certain of Dime’s eight trust preferred collateralized debt obligation securities.

At December 31, 2009, Dime had failed to receive contractual principal or interest payments on two trust preferred securities with an aggregate recorded balance of $688,000 ($2.8 million excluding $2.1 million of unrealized losses included in accumulated other comprehensive loss).  Both securities are classified as non-performing assets.  In addition, at December 31, 2009, Dime did not receive a small portion of the interest due on two trust preferred securities having a recorded balance of $342,000 ($640,000 excluding the $298,000 total non-credit component of OTTI).  The remaining four trust preferred securities, with a total cost basis of $10.4 million net of credit-related OTTI, are current on all contractual obligations.

There were no sales of investment securities during the three months ended December 31, 2009, September 30, 2009 and December 31, 2008.

During the quarter ended December 31, 2009, the Company re-acquired a portion of its outstanding corporate debt at a discount, recognizing a pre-tax gain of $505,000 on the transaction.  There were no sales of other real estate owned and other assets during the three months ended December 31, 2009, September 30, 2009 and December 31, 2008.

Mortgage Banking Income and Delinquent Serviced Loans

Loan sales were negligible during the quarters ended December 31, 2009, September 30, 2009 and December 31, 2008, and were limited primarily to one- to four-family mortgage loans.

The Company recognized a loss of $1.7 million on mortgage banking activities during the quarter ended December 31, 2009 due primarily to a $1.9 million provision for probable losses on loans sold with recourse that was partially offset by servicing fee income of $175,000.  The provision for losses resulted from the write down of loans sold with recourse related to one borrower.  Mortgage banking activities generated net revenue of $246,000 during the quarter ended September 30, 2009, resulting primarily from $208,000 of servicing fee revenue.  Mortgage banking losses were $1.8 million during the December 2008 quarter, reflecting a $1.9 million provision to the reserve for losses associated with recourse exposure on Fannie Mae serviced loans, which was partially offset by approximately $200,000 of servicing fee income.

Since the inception of the Fannie Mae program, Dime has sold approximately $660 million of multifamily loans to Fannie Mae. This portfolio had an outstanding principal balance of $437.8 million at December 31, 2009.

Within the Fannie Mae portfolio, loans delinquent 90 days or more were $14.2 million at both December 31, 2009 and September 30, 2009.  The full $14.2 million balance was comprised of five loans involving the same borrower.  At December 31, 2009, there were additionally $3.6 million of loans delinquent between 30 and 89 days within the pool of loans serviced for Fannie Mae, compared to $2.0 million at September 30, 2009.  At December 31, 2008, there were $23.7 million of loans delinquent 90 days or more, and $3.6 million of loans delinquent between 30 and 89 days within the pool of loans serviced for Fannie Mae.

Dime’s first loss position for loans sold to Fannie Mae was $20.2 million as of December 31, 2009, against which a reserve of $4.4 million existed at December 31, 2009.  This reserve approximated 1.0% of the remaining principal balance of loans in the Fannie Mae pool as of December 31, 2009.  Additions to the liability for the first loss position are charged against mortgage banking (non-interest) income, and probable losses related to all problem loans within the pool of loans sold with recourse to Fannie Mae are reflected in the $4.4 million liability balance.

Other Components of Non-Interest Income

Other components of non-interest income totaled $2.0 million during the quarter ended December 31, 2009, down $439,000 from the September 2009 quarter and $126,000 from the December 2008 quarter.  The decline from the September quarter resulted from an annual loan administrative fee assessed and recognized during the third quarter of each year.  The decline from the December 2008 quarter reflected lower rental and loan inspection fee income.

NON-INTEREST EXPENSE

Non-interest expense was $14.7 million during the quarter ended December 31, 2009, an increase of $1.1 million from the September 2009 quarter, reflecting an increase of $514,000 in salaries and benefits, a write-down of $196,000 in the carrying value of other real estate owned, and an increase of $189,000 in rental expense on leased branch offices.

Compared to the December 2008 quarter, non-interest expense increased $2.2 million during the quarter ended December 31, 2009, due primarily to increases of $1.4 million in compensation and benefits and $692,000 in FDIC insurance assessments.  The increase in FDIC insurance assessments reflected ongoing increases from an FDIC recapitalization program effective April 1, 2009, while several factors contributed to the increase in compensation and benefits expense.  Occupancy and equipment expense also increased $258,000 as a result of the aforementioned increased rental expense on leased branches.

INCOME TAX EXPENSE

The Company's customary consolidated effective tax rate approximates 37%.  The impact of the OTTI charges reduced the effective tax rate for the December 2009 quarter to 33.6%.  The impact of reconciling the tax returns for December 31, 2008 increased the effective tax rate for the quarter ended September 30, 2009 to 39%.  The OTTI charges reduced the effective tax rate for the December 2008 quarter to 33.5%.

BALANCE SHEET

Total assets increased $44.5 million, to $3.95 billion, during the quarter ended December 31, 2009.  The increase in assets was experienced primarily in real estate loans, as originations and loan purchases outpaced amortization and satisfactions during the period.  Cash and due from banks declined $60.2 million as Dime removed much of the remaining excess liquidity in its balance sheet in order to fund loan originations and purchases of loans and medium-term agency notes.

Total liabilities increased by $39.4 million during the most recent quarter, primarily as a result of the net addition of $50.0 million of Federal Home Loan Bank of New York ("FHLBNY") advances. During the most recent quarter, the Company repaid $95.0 million of maturing FHLBNY advances, while adding $145.0 million of fixed rate, non-callable FHLBNY advances with a weighted average cost of 2.6% and a weighted average term to maturity of 4.4 years.  These new borrowings helped extend the weighted average duration of the Company's interest bearing liabilities, thus offering protection against possible future increases in deposit funding costs (which remained well below historical levels during the most recent quarter).

Real Estate Lending and Loan Amortization

Real estate loan originations, which were $147.1 million during the September 2009 quarter, totaled $122.3 million during the quarter ended December 31, 2009 and $230.0 million during the quarter ended December 31, 2008.  The average rate on real estate loan originations during the December 2009 quarter was 5.72%, compared to 5.81% during the quarter ended September 30, 2009 and 6.09% during the quarter ended December 31, 2008.  In addition, during the December 2009 quarter, the Bank purchased $45.4 million of seasoned underlying second  mortgages on cooperative apartment buildings located in the New York City metropolitan marketplace.  At December 31, 2009, these loans had a weighted average yield of approximately 6.00% (net of servicing fees paid by Dime) and a weighted average loan-to-value ratio under 25% (determined based upon the combined outstanding 1st and 2nd mortgages).

Real estate loan amortization during the December 2009 quarter approximated 9% of the real estate loan portfolio on an annualized basis, compared to 12% in the September 2009 quarter, and well below the 16% level experienced during the December 2008 quarter.  This was slightly below management’s forecast of prepayment speeds disclosed at the commencement of the year.

Deposits

Deposits increased $20.8 million from September 30, 2009 to December 31, 2009.  CDs accounted for the full growth in deposits; increasing $32.2 million during the period as a result of a marketing promotion initiated in the second half of 2009.  Core deposits (i.e., non-CDs) declined $11.4 million during the three months ended December 31, 2009.  Within core deposits, money market accounts decreased $25.1 million, while checking accounts increased by $10.1 million and passbook savings increased $3.7 million.

Throughout the past year, short-term interest rates have remained at or near historic lows, due in large part to the ongoing turmoil in global credit markets. During this period the Treasury yield curve steepened considerably, while credit spreads have yet to return to their pre-crisis historical averages. The Bank took advantage of these beneficial conditions in 2009 by adopting a strategy of extending the average duration on its deposit and wholesale funding portfolios while the spreads to new loan originations remained favorable.  During the 4th quarter, the rates required by depositors on medium term CDs as well as those available on medium term advances from the FHLBNY remained well below the yields available on the Bank’s primary lending products, providing an opportunity for the Bank to continue to significantly extend the average duration of its liabilities while enhancing its net margin.  Dime has extended the average duration of CDs from approximately 9 months at December 31, 2008 to approximately 15.5 months at December 31, 2009.  Depending upon continued favorable market conditions, the mix of retail versus wholesale funding will be managed opportunistically.  Marketing efforts for the first quarter of 2010 should continue to support sales of checking accounts and medium and long-term CDs.   Dime anticipates that the cost of deposits has likely approached its cyclical bottom.

Average deposits per branch were $96.4 million at December 31, 2009, slightly above the $95.5 million level at September 30, 2009, while down from $98.3 million at December 31, 2008.  Core deposits comprised 56% of total deposits at December 31, 2009, down slightly from 57% at September 30, 2009, while up from 49% at December 31, 2008.  The loan-to-deposit ratio was 153% at December 31, 2009, compared to 151% at September 30, 2009 and 146% at December 31, 2008.

Stockholders' Equity

Stockholders' equity at December 31, 2009 totaled $294.8 million, or 7.46% of total assets, compared to $289.6 million, or 7.41% of total assets, at September 30, 2009.

After dividends, the Company’s tangible stockholders' equity increased to $243.9 million at December 31, 2009, from $239.7 million at September 30, 2009.  The quarterly cash dividend declared on January 21, 2010 represented a payout ratio of 58% of fourth quarter 2009 core earnings.  At December 31, 2009, the consolidated tangible stockholders’ equity ratio was 6.26% of tangible assets and tangible book value per share was $7.09.

The Company did not participate in the TARP program and thus has no TARP capital.

There were no stock repurchases during the quarter ended December 31, 2009.  As of December 31, 2009, the Company had an additional 1,124,549 shares remaining eligible for repurchase under its twelfth stock repurchase program, approved in June 2007.

For the quarter ended December 31, 2009, the reported returns on average stockholders' equity and average tangible equity were 11.1% and 13.4%, respectively.  The core returns on average stockholders' equity and average tangible equity were 11.9% and 14.4%, respectively.  Core returns primarily exclude OTTI charges, borrowing prepayment expenses and related income tax effects.  Finally, the core cash return on average tangible stockholders' equity (the fundamental measure of new internally generated capital) was 15.4%.

OUTLOOK

The average cost of deposits decreased to 1.39% during the December 2009 quarter from 1.61% during the September 2009 quarter, as the Company limited promotional deposit gathering campaigns for the majority of 2009 to medium- and long-term CDs, and lowered its offering rates on both non-promotional CDs as well as most of its core deposit products.  As mentioned previously, deposit funding costs have likely approached their cyclical lows.

Amortization rates (including prepayments and loan refinancing activity), which approximated 9% on an annualized basis during the fourth quarter of 2009, are expected to run in the 10% to 15% range during the first quarter of 2010, with the increase reflecting a higher volume of multifamily/ commercial  mortgage loans reaching their contractual maturity or repricing.

Dime funded approximately $14 million in prepaid deposit insurance assessments to the FDIC on December 31, 2009 and has no FDIC special assessments forecasted for the first quarter of 2010.

At December 31, 2009, the loan commitment pipeline was approximately $117.2 million, skewed primarily toward multifamily residential properties, with an approximate weighted average rate of 5.64%.

Operating expenses for the March 2010 quarter are expected to approximate $14.4 million, again assuming no further FDIC special assessments or increases in deposit insurance premiums.

Quarterly credit costs were $4.0 million, $2.3 million, $3.8 million and $6.4 million during the first, second, third and fourth quarters of 2009, respectively.  Management assumes that credit costs will remain range bound for the near term, for although non-performing assets declined in the fourth quarter of 2009, loans internally rated "substandard" (and still accruing) rose slightly to $14.9 million.

ABOUT DIME COMMUNITY BANCSHARES

The Company (Nasdaq: DCOM) had $3.95 billion in consolidated assets as of December 31, 2009, and is the parent company of Dime.  Dime was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-three branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	December 31, 2009	December 31, 2008	September 30, 2009
ASSETS:
Cash and due from banks	$ 39,338	$ 211,020	$ 99,500
Investment securities held to maturity	7,240	10,861	8,562
Investment securities available for sale	43,162	16,602	29,059
Mortgage-backed securities available for sale	224,773	301,351	243,869
Federal funds sold and other short-term investments	3,785	-	560
Real Estate Loans:
One-to-four family and cooperative apartment	132,095	142,295	135,164
Multifamily and underlying cooperative	2,377,278	2,242,542	2,286,191
Commercial real estate	834,724	848,208	832,431
Construction and land acquisition	44,544	52,982	45,419
Unearned discounts and net deferred loan fees	4,017	3,287	3,845
Total real estate loans	3,392,658	3,289,314	3,303,050
Other loans	2,601	2,191	2,564
Allowance for loan losses	(21,505)	(17,454)	(20,261)
Total loans, net	3,373,754	3,274,051	3,285,353
Loans held for sale	416	-	-
Premises and fixed assets, net	29,841	30,426	29,678
Federal Home Loan Bank of New York capital stock	54,083	53,435	51,833
Other real estate owned, net	755	300	168
Goodwill	55,638	55,638	55,638
Other assets	119,489	101,914	103,523
TOTAL ASSETS	$ 3,952,274	$ 4,055,598	$ 3,907,743
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$ 106,449	$ 90,710	$ 99,854
Interest Bearing Checking	114,416	112,687	110,909
Savings	302,340	270,321	298,681
Money Market	708,578	633,167	733,696
Sub-total	1,231,783	1,106,885	1,243,140
Certificates of deposit	985,053	1,153,166	952,858
Total Due to Depositors	2,216,836	2,260,051	2,195,998
Escrow and other deposits	65,895	130,121	81,315
Securities sold under agreements to repurchase	230,000	230,000	230,000
Federal Home Loan Bank of New York advances	1,009,675	1,019,675	959,675
Subordinated Notes Sold	25,000	25,000	25,000
Trust Preferred Notes Payable	70,680	72,165	72,165
Other liabilities	39,415	41,622	53,947
TOTAL LIABILITIES	3,657,501	3,778,634	3,618,100
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 51,131,784 shares, 51,131,784 shares and 51,122,319 shares issued at December 31, 2009, September 30, 2009 and December 31, 2008,
respectively and 34,395,531 shares, 34,395,531 shares and 34,179,900 shares outstanding at
December 31, 2009, September 30, 2009 and December 31, 2008, respectively)	511	511	511
Additional paid-in capital	214,655	213,917	214,255
Retained earnings	306,787	297,848	303,330
Unallocated common stock of Employee Stock Ownership Plan	(3,701)	(3,933)	(3,759)
Unearned common stock of Restricted Stock Awards	(2,505)	(1,790)	(2,760)
Common stock held by the Benefit Maintenance Plan	(8,007)	(8,007)	(8,007)
Treasury stock (16,736,253 shares, 16,736,253 and 16,942,419 shares at December 31, 2009,
September 30, 2009 and December 31, 2008, respectively)	(207,885)	(210,471)	(207,885)
Accumulated other comprehensive loss, net	(5,082)	(11,111)	(6,042)
TOTAL STOCKHOLDERS' EQUITY	294,773	276,964	289,643
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 3,952,274	$ 4,055,598	$ 3,907,743

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Interest income:
Loans secured by real estate	$49,277	$48,422	$47,987	$193,689	$182,934
Other loans	33	35	40	143	166
Mortgage-backed securities	2,551	2,748	3,489	11,548	12,685
Investment securities	359	76	538	874	1,950
Federal funds sold and other short-term investments	744	809	594	2,914	4,919
Total interest income	52,964	52,090	52,648	209,168	202,654
Interest expense:
Deposits and escrow	7,706	9,156	14,631	42,792	59,978
Borrowed funds	13,173	13,965	14,188	54,893	51,324
Total interest expense	20,879	23,121	28,819	97,685	111,302
Net interest income	32,085	28,969	23,829	111,483	91,352
Provision for loan losses	4,491	3,769	1,040	13,152	2,006
Net interest income after provision for loan losses	27,594	25,200	22,789	98,331	89,346

Non-interest income:
Service charges and other fees	1,091	1,376	1,077	4,209	4,766
Mortgage banking income (loss) , net	(1,708)	246	(1,782)	(1,774)	(2,190)
Other than temporary impairment ("OTTI") charge on securities (1)	(1,433)	(556)	(3,209)	(7,915)	(3,209)
(Loss) Gain on sale of other real estate owned and other assets	-	-	-	339	(129)
Gain on re-acquisition of debt	505	-	-	505	-
Other	884	1,038	1,024	3,891	3,576
Total non-interest income (loss)	(661)	2,104	(2,890)	(745)	2,814
Non-interest expense:
Compensation and benefits	8,455	7,941	7,011	31,814	28,624
Occupancy and equipment	2,075	1,926	1,817	7,878	6,967
Other	4,206	3,774	3,694	17,618	14,382
Total non-interest expense	14,736	13,641	12,522	57,310	49,973

Income before taxes	12,197	13,663	7,377	40,276	42,187
Income tax expense	4,100	5,337	2,084	14,087	14,159

Net Income	$8,097	$8,326	$5,293	$26,189	$28,028

Earnings per Share:
Basic	$0.24	$0.25	$0.16	$0.79	$0.85
Diluted	$0.24	$0.25	$0.16	$0.79	$0.85

Average common shares outstanding for Diluted EPS	33,143,496	33,126,941	32,903,141	33,029,655	32,824,802

(1) Total other-than-temporary impairment ("OTTI") on securities was $2,980 and $675, during the three months ended December 31, 2009 and September 30, 2009, respectively.  The non-credit component of OTTI recognized in accumulated other comprehensive loss was $1,547 and $119during the three months ended December 31, 2009 and September 30, 2009, respectively.  Total OTTI on securities was $10,919 during the year ended December 31, 2009.  The non-credit component of OTTI recognized in accumulated other comprehensive loss was $3,004 during the year ended December 31, 2009.  There was no non-credit componentof OTTI recognized during the year ended December 31, 2008.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
Unaudited Core Earnings and Core Cash Earnings Reconciliations
(Dollars In thousands except per share amounts)

Core earnings and related data are "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the results of the Company's ongoing operations during the period (exclusive of  gains or losses on sales of securities and other real estate owned and other material non-recurring items).

   Core cash earnings and related data are also "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented.  Tangible stockholders' equity is derived from stockholders' equity, with various adjustment items that are based upon standards of the Company's primary regulator, the Office of Thrift Supervision.   Tangible stockholders' equity generation is a significant financial measure since banks are subject to regulatory requirements involving the maintenance of minimum tangible capital levels.  A reconciliation between GAAP stockholders' equity (GAAP capital) and tangible stockholders' equity (regulatory capital) can be found in the Company's Form 10-K for the year ended December 31, 2008.

   The following tables present a reconciliation of GAAP net income and both core earnings and core cash earnings, as well as financial performance ratios determined based upon core earnings and core cash earnings, for each of the periods presented:

	For the Three Months Ended			For the Year Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Net income as reported	$ 8,097	$ 8,326	$ 5,293	$ 26,189	$ 28,028
Loss on sales or writedowns of other real estate owned	196	-	-	288	129
Impairment charge on equity mutual funds	-	-	-	3,063	-
Credit related impairment charge on trust preferred securities	1,433	556	3,209	4,852	3,209
Gain on sale of municipal agency securities	-	-	-	(431)	-
Gain on re-acquisition of debt	(505)			(505)
Non-recurring adjustment to income taxes	-	-	36	-	(510)
Expense associated with prepayment of FHLBNY advances	-	440	-	625	-
Tax effect of adjustments and other non-recurring tax items	(533)	(414)	(1,449)	(3,565)	(1,507)
Core Earnings	$ 8,688	$ 8,908	$ 7,089	$ 30,516	$ 29,349
Cash Earnings Additions :
Non-cash stock benefit plan expense	618	638	685	2,561	2,572
Core Cash Earnings	$ 9,306	$ 9,546	$ 7,774	$ 33,077	$ 31,921

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.26	$ 0.27	$ 0.22	$ 0.92	$ 0.89
Core Return on Average Assets	0.89%	0.91%	0.73%	0.77%	0.79%
Core Return on Average Stockholders' Equity	11.88%	12.47%	10.28%	10.72%	10.78%
Core Return on Average Tangible Stockholders' Equity	14.36%	15.05%	12.28%	12.91%	13.12%
Core Cash EPS (Diluted)	$ 0.28	$ 0.29	$ 0.24	$ 1.00	$ 0.97
Core Cash Return on Average Assets	0.95%	0.98%	0.80%	0.83%	0.86%
Core Cash Return on Average Tangible Stockholders' Equity	15.38%	16.13%	13.47%	13.99%	14.26%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended				For the Year Ended
	December 31, 2009		September 30 2009	December 31, 2008	December 31, 2009		December 31, 2008

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.24		$0.25	$0.16	$0.79		$ 0.85
Return on Average Assets	0.83%		0.85%	0.55%	0.66%		0.76%
Return on Average Stockholders' Equity	11.07%		11.66%	7.67%	9.20%		10.29%
Return on Average Tangible Stockholders' Equity	13.38%		14.07%	9.17%	11.08%		12.52%
Net Interest Spread	3.28%		2.91%	2.42%	2.73%		2.34%
Net Interest Margin	3.48%		3.11%	2.63%	2.96%		2.60%
Non-interest Expense to Average Assets	1.51%		1.39%	1.29%	1.44%		1.35%
Efficiency Ratio	45.55%		43.13%	51.86%	48.65%		51.25%
Effective Tax Rate	33.61%		39.06%	28.25%	34.98%		33.56%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.26		$ 0.27	$ 0.22	$ 0.92		$ 0.89
Core Return on Average Assets	0.89%		0.91%	0.73%	0.77%		0.79%
Core Return on Average Stockholders' Equity	11.88%		12.47%	10.28%	10.72%		10.78%
Core Return on Average Tangible Stockholders' Equity	14.36%		15.05%	12.28%	12.91%		13.12%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 8.57		$ 8.42	$ 8.10	$ 8.57		$ 8.10
Tangible Book Value Per Share	7.09		6.97	6.79	7.09		6.79

Average Balance Data:
Average Assets	$ 3,902,218		$ 3,912,313	$ 3,873,395	$ 3,966,441		$ 3,709,924
Average Interest Earning Assets	3,685,509		3,721,680	3,629,527	3,761,865		3,512,771
Average Stockholders' Equity	292,480		285,688	275,896	284,610		272,299
Average Tangible Stockholders' Equity	242,071		236,680	230,886	236,455		223,778
Average Loans	3,332,367		3,267,984	3,237,562	3,287,445		3,090,032
Average Deposits	2,197,708		2,255,479	2,163,553	2,268,442		2,131,211

Asset Quality Summary:
Net charge-offs	$ 2,970		$ 3,619	$ 350	$ 8,993		$ 584
Nonperforming Loans	11,294		14,162	7,402	11,294		7,402
Nonperforming Loans/ Total Loans	0.33%		0.43%	0.22%	0.33%		0.22%
Nonperforming Assets	12,737	(1)	16,090	7,702	12,737	(1)	7,702
Nonperforming Assets/Total Assets	0.32%		0.41%	0.19%	0.32%		0.19%
Allowance for Loan Loss/Total Loans	0.63%		0.61%	0.53%	0.63%		0.53%
Allowance for Loan Loss/Nonperforming Loans	190.41%		143.07%	235.80%	190.41%		235.80%
Loans Delinquent 30 to 89 Days at period end	$ 29,548		$ 11,340	$ 5,075	$ 29,548		$ 5,075

Regulatory Capital Ratios:
Consolidated Tangible Stockholders' Equity to Tangible Assets at period end	6.26%		6.23%	5.79%	6.26%		5.79%
Tangible Capital Ratio (Bank Only)	7.59%		8.03%	7.63%	7.59%		7.63%
Leverage Capital Ratio (Bank Only)	7.59%		8.03%	7.63%	7.59%		7.63%
Risk Based Capital Ratio (Bank Only)	11.22%		11.73%	11.43%	11.22%		11.43%

(1) Amount comprised of total nonperforming loans, other real estate owned and the recorded balance of $688,000 on two pooled bank trust preferred security investments for which the Bank has not received any contractual payments of interest or principal in over 90 days.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	December 31, 2009			September 30, 2009			December 31, 2008
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,330,848	$49,277	5.92%	$3,266,416	$48,422	5.93%	$3,235,756	$47,987	5.93%
Other loans	1,519	33	8.69	1,568	35	8.93	1,806	40	8.86
Mortgage-backed securities	226,224	2,551	4.51	246,354	2,748	4.46	306,652	3,489	4.55
Investment securities	46,329	359	3.10	26,039	76	1.17	27,456	538	7.84
Other short-term investments	80,589	744	3.69	181,303	809	1.78	57,857	594	4.11
Total interest earning assets	3,685,509	$52,964	5.75%	3,721,680	$52,090	5.60%	3,629,527	$52,648	5.80%
Non-interest earning assets	216,709			190,633			243,868
Total assets	$3,902,218			$3,912,313			$3,873,395

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking	$106,428	$237	0.88%	$105,938	$179	0.67%	$104,224	$603	2.30%
Money Market accounts	713,234	1,651	0.92	730,634	1,738	0.94	606,647	4,074	2.67
Savings accounts	298,604	200	0.27	297,450	201	0.27	269,153	382	0.56
Certificates of deposit	969,370	5,618	2.30	1,016,246	7,038	2.75	1,090,661	9,572	3.49
Total interest bearing deposits	2,087,636	7,706	1.46	2,150,268	9,156	1.69	2,070,685	14,631	2.81
Borrowed Funds	1,268,568	13,173	4.12	1,265,644	13,965	4.38	1,317,166	14,188	4.29
Total interest-bearing liabilities	3,356,204	$20,879	2.47%	3,415,912	$23,121	2.69%	3,387,851	28,819	3.38%
Non-interest bearing checking accounts	110,072			105,211			92,868
Other non-interest-bearing liabilities	143,462			105,502			116,780
Total liabilities	3,609,738			3,626,625			3,597,499
Stockholders' equity	292,480			285,688			275,896
Total liabilities and stockholders' equity	$3,902,218			$3,912,313			$3,873,395
Net interest income		$32,085			$28,969			$23,829
Net interest spread			3.28%			2.91%			2.42%
Net interest-earning assets	$329,305			$305,768			$241,676
Net interest margin			3.48%			3.11%			2.63%

Ratio of interest-earning assets to interest-bearing liabilities		109.81%			108.95%			107.13%

Deposits (including non-interest bearing checking accounts)	$2,197,708	$7,706	1.39%	$2,255,479	$9,156	1.61%	$ 2,163,553	$ 14,631	2.69%

Interest earning assets (excluding prepayment and other fees)			5.70%			5.53%			5.70%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS
(Dollars In thousands except per share amounts)

	At December 31, 2009	At September 30, 2009	At December 31, 2008
Non-Performing Loans
One- to four-family	$ 371	$ 371	$566
Multifamily residential	5,885	8,495	776
Commercial real estate	3,070	2,739	3,439
Mixed Use	1,935	2,525	2,590
Cooperative apartment	26	26	26
Other	7	6	5
Total Non- Performing Loans	$ 11,294	$ 14,162	$ 7,402
Other Non-Performing Assets
Other real estate owned (1)	755	168	300
Pooled bank trust preferred securities	688	1,760	-
Total Non-Performing Assets	12,737	16,090	7,702

Troubled Debt Restructurings not included in non-performing loans
Multifamily residential	-	-	-
Commercial real estate	-	-	-
Mixed Use	1,040	1,040	-
Other	-	-	-
Total Troubled Debt Restructurings	$ 1,040	$ 1,040	$ -

Loans internally rated "Substandard" on accrual status	14,942	1,810	-

(1) Amount was fully comprised of multifamily residential loans at December 31, 2009 and September 30, 2009.  Amount was fully comprised of commercial real estate loans at December 31, 2008.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At December 31, 2009	At September 30, 2009
Total Non-Performing Assets	12,737	16,090
Loans over 90 days past due on accrual status	-	-
PROBLEM ASSETS	12,737	16,090

Tier 1 Capital - Dime Savings Bank of Williamsburgh	294,808	308,244
Allowance for loan losses	21,505	20,261
TANGIBLE CAPITAL PLUS RESERVES	316,313	328,505

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES	4.0%	4.9%

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279